Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES THE SUCCESSFUL REDETERMINATION OF ITS BORROWING BASE AND CREDIT FACILITY AMENDMENT TO IMPROVE FINANCIAL FLEXIBILITY

AUSTIN, Texas, Nov. 27, 2017 - Jones Energy, Inc. (NYSE:JONE) (“Jones Energy” or the “Company”) announced today that the lenders under its senior secured revolving credit facility have completed the regularly scheduled Fall redetermination of the Company’s borrowing base and the Company has successfully amended the terms of the credit agreement to provide significantly increased financial flexibility.

As a result of the Fall redetermination, the Company’s borrowing base has been set at $350 million, which represents the high end of the range of expectations.  The Fall redetermination amount includes value from the early production and proved reserve amounts attributable to the Company’s Merge property as well as its Western Anadarko property.  The Company’s next semi-annual redetermination is expected to occur in April 2018.

The Company has been working with its lenders to modify its credit agreement to provide increased financial flexibility, including the ability to access all of its borrowing base and raise additional capital.  The Company is pleased to announce that it has achieved both objectives through the following amendments:

•                  Covenant Modification — The total leverage ratio covenant has been suspended through the first quarter of 2019. The total leverage ratio covenant will resume beginning March 31, 2019 at 5.25x, stepping down to 5.00x on June 30, 2019, 4.75x on September 30, 2019, 4.50x on December 31, 2019 and 4.00x thereafter.  A senior secured debt ratio covenant has been implemented at 2.50x through December 31, 2018, stepping down to 2.25x thereafter.

As a result of these covenant modifications, the Company can borrow the full amount of the current borrowing base and remain compliant with its covenants.  As of November 20, 2017, the Company had $188 million outstanding on the facility and had undrawn liquidity of $162 million under the redetermined $350 million borrowing base.

•                  Additional Debt Incurrence — The amended terms allow the Company to raise up to $350 million of second lien debt, subject to covenant compliance and other typical conditions.  Subject to the terms and provisions of the credit agreement, the proceeds of any such offering could be used for drilling and completing wells, debt paydown, or other general corporate purposes.

•                  Increased Commodity Price Hedge Levels — The Company has increased its hedge limits to permit hedging up to 100% of projected production from Proved reserves over the following two-year period.

The foregoing is a summary of the material terms of the amended credit facility.  The full text of the agreement has been filed on Form 8-K and is available on the Company website.

Jonny Jones, the Company’s Founder, Chairman and CEO, commented, “Today we announced a successful outcome with our lending group, a significant step that gives us the flexibility to increase our Merge activity in 2018 and beyond.  The terms of the amended credit facility allow us to fully access the unborrowed capacity of our revolver and raise additional capital to develop our assets. We are pleased to have received 100% vote support on this amendment from our lending group.  Following our third quarter earnings update, our Merge program continues to post strong well results, with the recent batch of six wells continuing to meet or exceed expectations.  I look forward to updating you with peak rates on the wells as they are achieved.”

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko basin of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO